FORM 8-K





                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549






                    Current Report Pursuant to Section 13
                    of the Securities Exchange Act of 1934





       Date of Report (Date Earliest Event reported)- February 15, 1997





                     Commission File Number     2-67419




                              CB BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)




                 Hawaii                             99-0197163
        (State of Incorporation)       (IRS Employer Identification No.)




                201 Merchant Street, Honolulu, Hawaii  96813
                   (Address of principal executive offices)




                                (808) 546-2411
                        (Registrant's Telephone Number)



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ITEM 5.  Other events

Refer to attachments I.

Attachment I.

Contact:   Wayne T. Miyao          Daniel Motohiro
           Senior Vice President   Senior Vice President
           City Bank               CB Bancshares, Inc.
           (808) 546-8484          (808) 546-2424


    CB Bancshares Chairman James M. Morita Announces Retirement Plans

Honolulu, Hawaii...February 15, 1997 - James M. Morita, 83, Chairman and Chief Executive Officer of CB Bancshares, Inc. (NASDAQ: CBBI), today announced plans to relinquish his executive roles with the bank holding company and its two operating subsidiaries, City Bank and International Savings and Loan (ISL) by the 1997 annual meeting.

"A succession plan has been the subject of our strategic thinking during the past year, in conjunction with our determination to return the bank to its historic performance," Mr. Morita commented.

Under the plan, which is subject to approval by the CB Bancshares Board of Directors and the bank's regulators, Mr. Morita will retire as Chief Executive Officer of ISL effective February 28, 1997. A president for ISL has been selected, pending approval by ISL's Board.

Mr. Morita was one of the founders of City Bank and was primarily responsible for organizing it in 1958. Mr. Morita has been Chairman of the Board of City Bank since 1961 and became President in 1969. He was named Chairman and Chief Executive Officer in 1973, and has served as Chairman of the Board and Chief Executive Officer of CB Bancshares, Inc., a bank holding company, since 1980. Mr. Morita has been instrumental in the growth of the bank since its formation and helped direct the acquisition of International Savings and Loan in 1994.

Mr. Morita will remain Chairman and a Director of ISL and Chairman and Chief Executive Officer of City Bank until the holding company's annual meeting, when he will step down from these posts. The current President of City Bank will retain that post. Mr. Morita intends to recommend that a search committee be formed by the Board of Directors to seek qualified successors. As previously announced, ISL and City Bank are to be merged by mid-1997.
Mr. Morita will also step down as Chairman and CEO of CB Bancshares upon the naming of a successor, but no later than the annual meeting. The Presidency of CB Bancshares is currently vacant.

"We are disappointed that Mr. Morita, a co-founder of the bank, will be stepping down from his executive responsibilities. But we are pleased that he will continue to be available as a Director and a consultant to provide his counsel and judgment to the bank," said Robert R. Taira, Vice Chairman of CB Bancshares.

"Throughout my 39 years of service to CB Bancshares and its predecessor banks I have remained committed to the ideals of customer service, community involvement and building shareholder value. I have enjoyed my tenure at the bank, sharing its growth with our dedicated employees and loyal customers," Mr. Morita concluded.

Mr. Morita is one of Hawaii's most distinguished leaders in the banking and civic community and has also frequently been recognized for his distinguished legal career.

Born in Kealakekua, South Kona, Hawaii on July 18, 1913, he attended public schools in Kona and received his undergraduate degree from the University of Hawaii in 1936. He received a law degree from the Georgetown University School of Law in 1940.

In 1951, he was named First Assistant Public Prosecutor for the City and County of Honolulu, and later was appointed City and County Attorney for Honolulu. He was Special Counsel in charge of the famous Wilson Tunnel litigations and defended the City and County of Honolulu in what may be the largest lawsuit in its history.

Later, as his career shifted from law to banking, he attended and graduated from the Stonier School of Banking at Rutgers University. Mr. Morita has served in various leadership capacities with the American Bankers Association
(ABA) during his career. He was Hawaii's First Vice President of the ABA, and has served as a member of the ABA Council, Government Relations Council, the Education Policy and Development Council, and the Advisory Board of the Stonier Graduate School of Banking.

In addition to his accomplishments in the banking industry, Mr. Morita is also well-known for his many years of civic and community involvement in Hawaii.
His work includes fundraising for the Kuakini Foundation; the Alzheimer's Association; the Hawaii Bone Marrow Donor Registry; the Association for Retarded Citizens; Prevent Child Abuse Hawaii; the University of Hawaii - Hilo; and the Maui Arts and Culture Center.

Mr. Morita has been recognized numerous times for his contributions to the community and the banking industry. He received a Doctor of Laws, Honoris Causa, from Georgetown University in 1995; the Distinguished Alumni Award from the ABA's Stonier Graduate School of Banking in 1991; and the Imperial Decoration from the Emperor of Japan, Third Order of the Rising Sun in 1985.

CB Bancshares provides a full range of banking products and services for small- to medium-sized businesses and retail customers through its two principal subsidiaries, City Bank and International Savings. The Company, with 24 branches on the islands of Oahu, Maui, and Hawaii, is the third-largest bank holding company headquartered in Hawaii.

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